Exhibit 10.6

ELASTICSEARCH, INC.

Confirmatory Employment Letter

1 August 2018

Kevin Kluge

Dear Kevin:

This letter agreement (the “Agreement”) is entered into between Elasticsearch, Inc. (the “Company” or “we”) and you. This Agreement is effective as of the date signed below (the “Effective Date”). The purpose of this Agreement is to confirm the current terms and conditions of your employment.

1. Position. Your current title is SVP, Engineering. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time). By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation.

(a) Base Salary. Your current annual base salary as of the Effective Date is $400,000 per year, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures.

You should note that the Company reserves the right to modify salaries and/or incentive compensation opportunities from time to time as it deems necessary.

3. Employee Benefits. As a full-time employee, you will continue to be eligible to participate in the Company’s standard benefits as in effect from time to time, on the same basis as those benefits are generally made available to other similarly situated employees of the company, and subject to the Company’s policies. Such benefits are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefits plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or there are no such governing documents, in the Company’s policies.

4. Severance & Change of Control Benefits. In connection with executing this Agreement, you are also entering into the Change in Control and Severance Agreement between you and the Company (the “Severance Agreement”), which is incorporated herein by reference.

5. Proprietary Information and Inventions Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this letter reaffirms that the terms of the Company’s Employment, Confidential Information and Invention Assignment Agreement that you executed in connection with your hire (the “Confidentiality Agreement”) continue to be in effect.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company continues to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete Agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted to so be exempt or comply.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors or Compensation Committee related to tax liabilities arising from your compensation.

8. Entire Agreement, Amendment and Enforcement. This Agreement, the Severance Agreement and the Confidentiality Agreement supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, including, but not limited to your offer letter with the Company dated May 28th, 2013, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

* * * * *

We are extremely excited about your continued employment with the Company!

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Very truly yours,

ELASTICSEARCH, INC.

By:	/s/ Leah Sutton
Leah Sutton, VP Global HR

I have read and accept this Agreement:

/s/ Kevin L. Kluge
Kevin Kluge

Dated: August 1, 2018